Exhibit 10.2

AAR CORP.

POLICY FOR RECOUPMENT
OF INCENTIVE COMPENSATION

July 17, 2012

1.              Definitions

The following terms shall have the meanings set forth below:

(a)         “Company” shall mean AAR CORP., a Delaware corporation.

(b)         “Covered Officers” shall mean the current or former executive officers of the Company designated by the Board as officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

(c)          “Incentive Compensation” shall mean bonuses or awards under the Company’s short and long-term incentive compensation plans, grants and awards under the Company’s equity plans, and contributions under the Company’s Retirement Savings Plan and Supplemental Key Employee Retirement Plan where the contributions are based on the achievement of financial results.

(d)         “Misconduct” shall mean willful commission of an act of fraud or dishonesty or recklessness in the performance of a person’s duties.

(e)          “Policy” shall mean this Policy for Recoupment of Incentive Compensation.

(f)           “Restatement” shall mean an accounting restatement of the Company’s financial statements.

2.              Purpose

The Board of Directors of the Company has determined that it is in the best interests of the Company to adopt a Policy providing for the Company’s recoupment of incentive compensation paid to Covered Officers of the Company under certain circumstances.  In the case of a Restatement where a Covered Officer’s Misconduct has contributed to the Restatement, the Board (a) shall determine to recoup incentive compensation that was paid or vested based upon the achievement of certain financial results (including gains from the sale of vested shares) to the extent that the amount of such compensation would have been lower if the financial results had been properly reported, and (b) shall seek to cancel equity awards where the financial results of the Company were considered in granting such awards.

3.              Effective Date

This Policy shall apply to all Incentive Compensation paid or awarded on or after the adoption of this Policy.

4.              Recoupment of Incentive Compensation

If the Company is required to prepare a Restatement for any fiscal quarter or fiscal year commencing after May 31, 2012 due to the material noncompliance of the Company with any financial reporting requirement, and the Board of Directors of the Company determines that the Misconduct of a Covered Officer contributed to the noncompliance resulting in the Restatement, the Board will review all Incentive Compensation that was paid (or, in the case of equity-based compensation, that vested) to Covered

Officers on the basis of having met or exceeded specific performance targets for performance periods during the Restatement period. To the extent permitted by applicable law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Board may seek to recoup Incentive Compensation that was paid (or in the case of equity-based compensation, that vested) to any Covered Officer on or after the Effective Date of this Policy, if and to the extent that:

(a)         The amount (or vesting) of Incentive Compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to the Restatement, and

(b)         The amount (or vesting) of Incentive Compensation that would have been paid (or, in the case of equity-based compensation, that would have vested) to the Covered Officer had the financial results been properly reported would have been lower than the amount actually paid (or, in the case of equity-based compensation, vested).

The amount of recoupment sought shall equal the excess of the Incentive Compensation that was paid (or vested) over the Incentive Compensation that would have been paid (or vested) had the financial results been properly reported.  In the case of equity awards that vested based on the achievement of financial results that were subsequently reduced, the Board also may seek to recover gains from the sale or disposition of vested shares, including shares purchased upon the exercise of options that vested based on the achievement of financial results.  In addition, the Board may, to the extent it deems appropriate, determine to cancel outstanding equity awards where the Board or the Compensation Committee took into account the financial performance of the Company in granting such awards and the financial results were subsequently reduced due to the Restatement.

5.              Delegation; Binding Effect

The Board may delegate to the Compensation Committee all determinations to be made and actions to be taken by the Board under this Policy.  Any determination made by the Board or the Compensation Committee under this Policy shall be final, binding and conclusive on all parties.

6.              Limitation on Period for Recoupment

The Board may only seek recoupment under Section 4 of this Policy with respect to Incentive Compensation paid (or vested) during the three-year period preceding the date of the Restatement.

7.              Sources of Recoupment

The Board may seek recoupment from the Covered Officers from any of the following sources: prior Incentive Compensation payments; future payments of Incentive Compensation; cancellation of outstanding equity awards or bonuses; future equity awards; and direct repayment.  To the extent recoupment relates to contributions under the Company’s Retirement Savings Plan or Supplemental Key Employee Retirement Plan, the Board may seek to recoup such amounts directly from the Covered Officer.

Severability

If any provision of this Policy or the application of any such provision to any Covered Officer shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

8.              No Impairment of other Remedies

This Policy does not preclude the Company from taking any other action to enforce a Covered Officer’s obligations to the Company, including termination of employment or institution of civil or criminal proceedings.

9.              Miscellaneous

This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer.  Any decision by the Company not to seek recoupment in a specific instance shall not in any way limit its authority to do so in any other instance.